EXHIBIT 3.01

TEXT OF AMENDMENTS TO AMENDED AND RESTATED BYLAWS

OF

VERISIGN, INC.

(A DELAWARE CORPORATION)

ARTICLE I, SECTION 3.

Section 3. Place of Meetings. All meetings of stockholders shall be held at the principal office of the corporation unless a different place is fixed by the person or persons calling the meeting and stated in the notice of the meeting, or shall not be held at any place but instead shall be held solely by means of remote communication as the Board of Directors, in its sole discretion, may determine.

ARTICLE I, SECTION 4.

Section 4. Notices of Meetings and Adjourned Meetings. A notice in writing or by electronic transmission of each annual or special meeting of the stockholders stating the place, date, and hour thereof, shall be given by the Secretary (or the person or persons calling the meeting), not less than 10 nor more than 60 days before the date of the meeting, to each stockholder entitled to vote thereat, by leaving such notice with him or her or at his or her residence or usual place of business, by depositing it postage prepaid in the United States mail, or by sending it by prepaid telegram, telex, overnight express courier, facsimile, electronic mail or other form of electronic transmission, directed to each stockholder at his or her address as it appears on the records of the corporation. Notices of all meetings of stockholders shall state the purpose or purposes for which the meeting is called. An affidavit of the Secretary, Assistant Secretary, or transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be primary facie evidence of the facts stated therein. No notice need be given to any person with whom communication is unlawful or to any person who has waived such notice either (a) in writing (which writing need not specify the business to be transacted at, or the purpose of, the meeting) signed by such person before or after the time of the meeting, (b) by electronic transmission (which electronic transmission need not specify the business to be transacted at, or the purpose of, the meeting) sent by him or her before or after the time of the meeting or (c) by attending the meeting except for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken except that, if the adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in the manner provided in this Section 4.

Without limiting the manner by which notice otherwise may be given effectively to the stockholders, any notice to stockholders given by the corporation under any provision of the Delaware General Corporation Law, the Certificate of Incorporation of the corporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 4(b) shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

ARTICLE I, SECTION 9.

Section 9. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or any group of persons to act for him or her by a written or electronic proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A written proxy shall be deemed executed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. An electronic proxy (which may be transmitted via telephone, electronic mail, the Internet or such other electronic means as the Board of Directors may determine from time to time) shall be deemed executed if the corporation receives an appropriate electronic transmission from the stockholder or the stockholder’s attorney-in-fact along with a pass code or other identifier which reasonably establishes the stockholder or the stockholder’s attorney-in-fact as the sender of such transmission.

ARTICLE I, SECTION 10.

Section 10. Action at Meeting. When a quorum is present at any meeting, action of the stockholders on any matter properly brought before such meeting, other than the election of directors, shall require, and may be effected by, the affirmative vote of the holders of a majority in interest of the stock present or represented by proxy and entitled to vote on the subject matter, except where a different vote is expressly required by law, the Certificate of Incorporation or these Bylaws, in which case such express provision shall govern and control. The election of directors shall be determined by a plurality of votes cast. If the Certificate of Incorporation so provides, no written ballot or, if authorized by the Board of Directors, ballot submitted by electronic transmission in the manner provided by law, shall be required for the election of directors unless requested by a stockholder present or represented at the meeting and entitled to vote in the election.

ARTICLE I, SECTION 11.

Section 11. Stockholder Lists. The officer who has charge of the stock ledger of the corporation shall prepare and make available, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, either at a place of inspection within the city where the meeting is to be held (which place of inspection shall be specified in the notice of the meeting) or, if not so specified, at the place where the meeting is to be held, or on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting). Such list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote in person or by proxy at any meeting of stockholders.

ARTICLE II, SECTION 3. [Conditional upon the approval of VeriSign’s stockholders of an amendment to the Restated Certificate of Incorporation at the 2007 Annual Meeting of Stockholders.]

Section 3. Election and Tenure. The term of office of each director who is in office immediately prior to the closing of the polls for the election of directors at the 2008 Annual Meeting of Stockholders shall remain unchanged. Commencing with the 2008 Annual Meeting of Stockholders, each director elected to the Board of Directors at the 2008 Annual Meeting and at each Annual Meeting thereafter, shall hold office until the next succeeding annual meeting of stockholders and shall serve until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.”

ARTICLE II, SECTION 11.

Section 11. Notices. Notices of any special meeting of the Directors shall be given to each Director by the Secretary or an Assistant Secretary (a) by mailing to him or her, postage prepaid, and addressed to him or her at his or her address as registered on the books of the corporation, or if not so registered at his or her last known home or business address, a written notice of such meeting at least 4 days before the meeting, (b) by delivering such notice by hand or by telegram, telecopy, telex, facsimile, electronic transmission (including electronic mail) or other comparable communication equipment to him or her at least 48 hours before the meeting, addressed to him or her at such address, or (c) by giving such notice in person or by telephone at least 48 hours in advance of the meeting. Any notice given personally or by telephone, telegram, telecopy, telex, facsimile, electronic transmission (including electronic mail) or other comparable communications equipment may be communicated either to the Director or to a person at the office of the Director who the person giving the notice has reason to believe will promptly communicate it to the Director. In the absence of all such officers, such notice may be given by the officer or one of the Directors calling the meeting. Notice need not be given to any Director who has waived notice (a) in writing executed by him or her before or after the meeting and filed with the records of the meeting, (b) by electronic transmission sent by him or her before or after the meeting and filed with the records of the meeting or (c) by attending the meeting except for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A notice or waiver of notice of a meeting of the Directors need not specify the business to be transacted at or the purpose of the meeting.

ARTICLE II, SECTION 14.

Section 14. Conduct of Business: Action by Written Consent. At any meeting of the Board of Directors at which a quorum is present, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the Directors present, except as otherwise provided in these Bylaws or required by law. Action may be taken by the Board of Directors, or any committee thereof, without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission (including electronic mail), and the writing or writings or electronic transmission or transmissions (including electronic mail) are filed with the records of proceedings of the Board or committee.